Exhibit 99.1

Potlatch Corporation 601 W. First Ave., Suite 1600 Spokane, WA 99201 509.835.1500 www.potlatchcorp.com
News Release
For immediate release:

Contact:	(Investors)	(Media)
	Eric Cremers	Mark Benson
	509.835.1521	509.835.1513

Potlatch Reports Third Quarter 2013 Results

SPOKANE, Wash - October 22, 2013 - Potlatch Corporation (Nasdaq:PCH) today reported net income of $22.2 million, or $0.54 per diluted share, on revenues of $157.9 million for the quarter ended September 30, 2013. This compares to net income of $18.6 million, or $0.46 per diluted share, on revenues of $151.9 million in the third quarter of 2012. An after-tax charge of $0.7 million, or $0.02 per diluted share, was recorded in the third quarter related to environmental remediation at a Northern Idaho property. The corresponding second quarter charge was $1.2 million after taxes, or $0.03 per diluted share. Physical clean-up activities were completed at the site in the third quarter.

“We are very pleased with the strong third quarter operating results provided by each of our business segments,” said Michael Covey, chairman and chief executive officer of Potlatch Corporation. “Our Resource segment’s harvest volumes, revenues and earnings increased significantly in the third quarter, which is typically our seasonally strongest quarter of the year. While average lumber prices were lower than the second quarter, prices bottomed near the end of the second quarter and increased during the third quarter. Our lumber shipments have remained strong. Our Real Estate segment had another good quarter, completing 53 sales transactions. This is among the highest number of transactions that we have closed since the REIT conversion in 2006,” concluded Mr. Covey.

Financial Highlights
(millions, except per share data)

	Q3 2013	Q2 2013	Q3 2012
Revenues	$157.9	$133.2	$151.9
Net income	$22.2	$19.2	$18.6
Net income per diluted share	$0.54	$0.47	$0.46
Distribution per share	$0.31	$0.31	$0.31
Net cash from operations	$33.6	$13.6	$30.7
Cash and short-term investments at end of period	$62.8	$50.5	$62.5

Business Performance: Q3 2013 vs. Q2 2013
Resource
Resource’s operating income was $25.4 million on revenues of $77.0 million in the third quarter, compared to operating income of $14.5 million on revenues of $45.3 million in the second quarter. The third quarter is typically our strongest seasonal quarter, particularly in Idaho, while the second quarter is typically our weakest seasonal quarter. Harvest volumes were 87% higher in the Northern region and 30% higher in the Southern region in the third quarter compared to the second quarter. Sawlog prices remain strong in Idaho and are flat in the South, excluding the effect of a slightly higher mix of hardwood sawlogs in the third quarter.
Wood Products
Wood Products’ operating income was $11.3 million on revenues of $92.1 million in the third quarter, compared to operating income of $19.7 million on revenues of $95.0 million in the second quarter. Average lumber prices realized in the third quarter were 14 percent lower than the second quarter. After falling from a peak reached early in the second quarter, lumber prices started an upward trend in the third quarter and are higher than prices at the end of the second quarter. Lumber shipments were 14 percent higher in the third quarter.
Real Estate
Real Estate’s operating income was $6.5 million on revenues of $8.9 million in the third quarter, compared to operating income of $4.1 million on revenues of $5.8 million in the second quarter. Activity continues to be strong. We closed a total of 53 real estate transactions in the third quarter compared to a record 65 transactions in the second quarter. The majority of the transactions were HBU and rural real estate sales in Minnesota.

Outlook
“Each of our business segments will be influenced by normal seasonal factors in the fourth quarter as we close out a solid year. We expect our total 2013 harvest to be approximately 3.7 million tons. Log prices will likely decrease slightly in the fourth quarter due to seasonal factors, mix and timing. We expect performance of our Wood Products business to be comparable to the third quarter. Our Real Estate business remains strong as interest in rural recreational real estate continues to be solid, as witnessed by the number of sales transactions and acres sold in the last two quarters. As we look into 2014, we expect housing starts to continue to rise and anticipate firmer log and lumber prices ahead. We will provide an update on planned 2014 harvest levels during our fourth quarter earnings call in early 2014,” concluded Mr. Covey.

Conference Call Information
A live conference call and webcast will be held today, October 22, 2013, at 9 a.m. Pacific Time (noon Eastern Time). Investors may access the webcast at www.potlatchcorp.com by clicking on the Investor Resources link or by conference call at 1-866-393-8403 for U.S./Canada and 1-706-679-7929 for international callers. Participants will be asked to provide conference I.D. number 68495721. Supplemental materials that will be discussed during the call are available on the website.
A replay of the conference call will be available two hours following the call until October 29, 2013 by calling 1-800-585-8367 for U.S./Canada or 1-404-537-3406 for international callers. Callers must enter conference I.D. number 68495721 to access the replay.

About Potlatch
Potlatch is a Real Estate Investment Trust (REIT) with approximately 1.4 million acres of timberland in Arkansas, Idaho and Minnesota. Potlatch, a verified forest practices leader, is committed to providing superior returns to stockholders through long-term stewardship of its forest resources. The company also conducts a land sales and development business and operates wood products manufacturing facilities through its taxable REIT subsidiary.

Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended, including without limitation, statements about our expectations regarding future company performance, the direction of our business markets, the state of the domestic housing market, housing starts, business conditions in our Resource and Wood Products segments, our fourth quarter 2013 and total 2013 harvest levels, lumber and plywood pricing, sawlog and pulpwood pricing, performance of our Wood Products, Resource and Real Estate segments, the demand and interest in HBU and rural recreational real estate, and similar matters. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, changes in timberland values; changes in timber harvest levels on the company's lands; changes in timber prices; changes in policy regarding governmental timber sales; changes in the United States and international economies; changes in the level of construction activity; changes in Chinese demand; changes in tariffs, quotas and trade agreements involving wood products; changes in demand for our products; changes in production and production capacity in the forest products industry; competitive pricing pressures for our products; unanticipated manufacturing disruptions; changes in general and industry-specific environmental laws and regulations; unforeseen environmental liabilities or expenditures; weather conditions; changes in raw material, fuel and other costs; the ability to satisfy complex rules in order to remain qualified as a REIT; changes in tax laws that could reduce the benefits associated with REIT status; performance of agreements to purchase Idaho land; and other risks and uncertainties described from time to time in the company's public filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release and the company does not undertake to update any forward-looking statements.
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Potlatch Corporation
Consolidated Statements of Income
Unaudited (Dollars in thousands, except per-share amounts)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Revenues	$157,869	$151,911	$430,334	$381,835
Costs and expenses:
Cost of goods sold	112,499	109,806	302,702	287,469
Selling, general and administrative expenses	13,444	13,342	37,157	35,994
Environmental remediation charge	1,022	—	3,522	—
	126,965	123,148	343,381	323,463
Operating income	30,904	28,763	86,953	58,372
Interest expense, net	(5,556)	(6,280)	(17,559)	(19,043)
Income before income taxes	25,348	22,483	69,394	39,329
Income tax provision	(3,157)	(3,884)	(12,534)	(10,599)
Net income	$22,191	$18,599	$56,860	$28,730

Net income per share:
Basic	$0.55	$0.46	$1.40	$0.71
Diluted	0.54	0.46	1.40	0.71
Distributions per share	$0.31	$0.31	$0.93	$0.93
Weighted-average shares outstanding (in thousands):
Basic	40,530	40,357	40,493	40,317
Diluted	40,720	40,571	40,686	40,503

Potlatch Corporation
Consolidated Condensed Balance Sheets
Unaudited (Dollars in thousands, except per-share amounts)

	September 30, 2013		December 31, 2012
ASSETS
Current assets:
Cash	$5,994		$16,985
Short-term investments	56,805		63,077
Receivables, net	18,671		10,668
Inventories	35,381		28,928
Deferred tax assets	10,507		10,507
Other assets	7,514		7,932
Total current assets	134,872		138,097
Property, plant and equipment, net	59,855		58,050
Timber and timberlands, net	460,389		464,467
Deferred tax assets	41,007		43,292
Other assets	12,866		14,991
	$708,989		$718,897
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current installments on long-term debt	$—		$8,413
Accounts payable and accrued liabilities	59,256		55,174
Total current liabilities	59,256		63,587
Long-term debt	320,230		349,163
Liability for pensions and other postretirement employee benefits	140,090		145,047
Other long-term obligations	21,706		22,457
Stockholders’ equity	167,707		138,643
	$708,989		$718,897

Shares outstanding (in thousands)	40,531		40,389
Stockholders’ equity per share	$4.14		$3.43
Working capital	$75,616		$74,510
Current ratio	2.3	:1	2.2	:1

Potlatch Corporation
Consolidated Condensed Statements of Cash Flows
Unaudited (Dollars in thousands)

	Nine Months Ended
	September 30,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$56,860	$28,730
Adjustments to reconcile net income to net cash from operating activities:
Depreciation, depletion and amortization	20,071	19,271
Basis of real estate sold	1,945	1,623
Change in deferred taxes	(1,870)	10,539
Employee benefit plans	5,182	3,001
Equity-based compensation expense	3,271	3,057
Other, net	(22)	(527)
Funding of qualified pension plans	—	(21,630)
Working capital and operating related activities	(10,370)	(1,031)
Net cash from operating activities	75,067	43,033
CASH FLOWS FROM INVESTING ACTIVITIES
Decrease in short-term investments	6,272	9,560
Proceeds from company owned life insurance (COLI) loan	—	21,751
Additions to property, plant and equipment	(7,924)	(3,502)
Additions to timber and timberlands	(9,011)	(8,367)
Other, net	(901)	(1,217)
Net cash from investing activities	(11,564)	18,225
CASH FLOWS FROM FINANCING ACTIVITIES
Distributions to common stockholders	(37,680)	(37,520)
Repayment of long-term debt	(36,663)	(21,662)
Issuance of common stock	1,798	709
Employee tax withholdings on equity-based compensation	(1,757)	(1,714)
Other, net	(192)	143
Net cash from financing activities	(74,494)	(60,044)
Increase (decrease) in cash	(10,991)	1,214
Cash at beginning of period	16,985	7,819
Cash at end of period	$5,994	$9,033

Certain 2012 amounts have been reclassified to conform to the 2013 presentation.

Potlatch Corporation
Segment Information
Unaudited (Dollars in thousands)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Revenues:
Resource	$77,017	$82,144	$177,254	$156,486
Real Estate	8,868	2,353	19,312	19,181
Wood Products	92,116	86,732	278,642	244,279
	178,001	171,229	475,208	419,946
Elimination of intersegment revenues - Resource	(20,132)	(19,318)	(44,874)	(38,111)
Total consolidated revenues	$157,869	$151,911	$430,334	$381,835

Operating income:
Resource	$25,369	$23,631	$55,361	$39,011
Real Estate	6,493	1,255	13,692	14,256
Wood Products	11,319	15,232	49,954	31,948
Eliminations and adjustments	(791)	(1,178)	(67)	(106)
	42,390	38,940	118,940	85,109
Corporate	(17,042)	(16,457)	(49,546)	(45,780)
Income before income taxes	$25,348	$22,483	$69,394	$39,329

Depreciation, depletion and amortization:
Resource	$5,888	$6,061	$13,520	$12,071
Real Estate	15	9	42	27
Wood Products	1,581	1,507	4,610	5,013
	7,484	7,577	18,172	17,111
Corporate	562	725	1,899	2,160
Total depreciation, depletion and amortization	$8,046	$8,302	$20,071	$19,271

Basis of real estate sold:
Real Estate	$1,170	$397	$2,370	$1,806
Eliminations and adjustments	(132)	(16)	(425)	(183)
Total basis of real estate sold	$1,038	$381	$1,945	$1,623